Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference to the Company’s previously filed Registration Statement on Form S-8 of our report dated June 21, 2002, relating to the consolidated financial statements of Boston Restaurant Associates, Inc. appearing in the Company’s Annual Report on Form 10K for the year ended April 28, 2002.

/s/ BDO Seidman, LLP

Boston, Massachusetts

July 25, 2002